Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
MIRAGEN THERAPEUTICS, INC.
MIRAGEN THERAPEUTICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:
FIRST: The name of the corporation is Miragen Therapeutics, Inc. (the “Corporation”).
SECOND: The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 17, 2014 under the name Signal Genetics, Inc.
THIRD: The Board of Directors (the “Board”) of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Certificate of Incorporation as follows:
1.     Section A of Article IV of the Certificate of Incorporation, as presently in effect, of the Corporation is hereby amended and restated in its entirety as follows:
“A.    The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 205,000,000 shares consisting of:
1. 200,000,000 shares of common stock, with a par value of $0.01 per share (the “Common Stock”); and
2. 5,000,000 shares of preferred stock, with a par value of $0.01 per share (the “Preferred Stock”).”
FOURTH: Thereafter, pursuant to a resolution by the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Section 211 and 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.

In Witness Whereof, Miragen Therapeutics, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer this 4th day of January, 2021.

Miragen Therapeutics, Inc.

By:	/s/ Jason Leverone
Name: Jason Leverone
Title: Chief Financial Officer

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